                                                                  [FILED PURSUANT TO RULE 433]
TERM SHEET

RALI SERIES 2006-QS7 TRUST
MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2006-QS7

RESIDENTIAL ACCREDIT LOANS, INC.
Depositor

RESIDENTIAL FUNDING CORPORATION
Sponsor and Master Servicer

DEUTSCHE BANK TRUST COMPANY AMERICAS
Trustee

CITIGROUP GLOBAL MARKETS, INC.
Lead Underwriter

THE  DEPOSITOR  HAS FILED A  REGISTRATION  STATEMENT  (INCLUDING A BASE  PROSPECTUS)  WITH THE
SECURITIES  AND EXCHANGE  COMMISSION,  OR SEC,  FOR THE  OFFERING TO WHICH THIS  COMMUNICATION
RELATES.  BEFORE  YOU  INVEST,  YOU  SHOULD  READ THE  BASE  PROSPECTUS  IN THAT  REGISTRATION
STATEMENT  AND  OTHER  DOCUMENTS  THE  DEPOSITOR  HAS  FILED  WITH THE SEC FOR  MORE  COMPLETE
INFORMATION  ABOUT THE DEPOSITOR AND THE  OFFERING.  YOU MAY GET THESE  DOCUMENTS AT NO CHARGE
BY  VISITING  EDGAR ON THE SEC WEB SITE AT  WWW.SEC.GOV.  ALTERNATIVELY,  THE  DEPOSITOR,  ANY
UNDERWRITER  OR ANY DEALER  PARTICIPATING  IN THE  OFFERING  WILL ARRANGE TO SEND YOU THE BASE
PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE [ ].

THIS TERM SHEET IS NOT REQUIRED  TO, AND DOES NOT,  CONTAIN ALL  INFORMATION  THAT IS REQUIRED
TO  BE  INCLUDED  IN  THE   PROSPECTUS   AND  THE   PROSPECTUS   SUPPLEMENT  FOR  THE  OFFERED
CERTIFICATES.   THE  INFORMATION  IN  THIS  TERM  SHEET  IS  PRELIMINARY  AND  IS  SUBJECT  TO
COMPLETION OR CHANGE.

THE  INFORMATION  IN THIS TERM SHEET,  IF  CONVEYED  PRIOR TO THE TIME OF YOUR  COMMITMENT  TO
PURCHASE  ANY OF THE  OFFERED  CERTIFICATES,  SUPERSEDES  INFORMATION  CONTAINED  IN ANY PRIOR
SIMILAR TERM SHEET, THE TERM SHEET SUPPLEMENT AND ANY OTHER FREE WRITING  PROSPECTUS  RELATING
TO THOSE OFFERED CERTIFICATES.

This  term  sheet  and  the  related  term  sheet  supplement  is not an  offer  to  sell or a solicitation of an offer to buy these  securities in any state where such offer,  solicitation or sale is not permitted.

JUNE 29, 2006

    IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN ANY FINAL TERM SHEET FOR ANY CLASS OF
 OFFERED CERTIFICATES, THE TERM SHEET SUPPLEMENT AND THE RELATED BASE PROSPECTUS WITH RESPECT
                                 TO THE OFFERED CERTIFICATES

We  provide  information  to you  about the  offered  certificates  in three or more  separate documents that provide progressively more detail:

        -      the related  base  prospectus,  dated  March 3, 2006,  which  provides  general information, some of which may not apply to the offered certificates;

        -      the  term  sheet  supplement,  dated  June 21,  2006,  which  provides  general information about series of certificates  issued pursuant to the depositor's QS program, some of which may not apply to the offered certificates; and

        -      the term sheet,  dated June 21, 2006,  which describes terms  applicable to the classes of offered certificates  described herein and provides a description of certain  collateral  stipulations  regarding the mortgage loans and the parties to the  transaction,  and  provides  other  information  related to the offered certificates.

This  term  sheet  provides  a  very  general   overview  of  certain  terms  of  the  offered
certificates  and does not contain all of the  information  that you should consider in making your  investment  decision.  To  understand  all of  the  terms  of a  class  of  the  offered certificates,  you should read  carefully this document,  the term sheet  supplement,  and the entire base prospectus.

The related base prospectus may be found by visiting EDGAR on the SEC web site at
www.sec.gov.

THE  INFORMATION  IN THIS  TERM  SHEET,  IF  CONVEYED  PRIOR TO THE  TIME OF YOUR  CONTRACTUAL
COMMITMENT TO PURCHASE ANY OF THE OFFERED  CERTIFICATES,  SUPERSEDES ANY INFORMATION CONTAINED
IN ANY PRIOR SIMILAR  MATERIALS  RELATING TO SUCH  CERTIFICATES.  THE INFORMATION IN THIS TERM
SHEET IS  PRELIMINARY,  AND IS  SUBJECT  TO  COMPLETION  OR  CHANGE.  THIS TERM SHEET IS BEING
DELIVERED  TO  YOU  SOLELY  TO  PROVIDE  YOU  WITH  INFORMATION  ABOUT  THE  OFFERING  OF  THE
CERTIFICATES  REFERRED  TO IN THIS  TERM  SHEET  AND TO  SOLICIT  AN  OFFER  TO  PURCHASE  THE
CERTIFICATES,  WHEN,  AS AND IF  ISSUED.  ANY SUCH OFFER TO  PURCHASE  MADE BY YOU WILL NOT BE
ACCEPTED  AND WILL NOT  CONSTITUTE  A  CONTRACTUAL  COMMITMENT  BY YOU TO PURCHASE  ANY OF THE
CERTIFICATES, UNTIL WE HAVE ACCEPTED YOUR OFFER TO PURCHASE CERTIFICATES.

THE  CERTIFICATES  REFERRED TO IN THESE  MATERIALS ARE BEING SOLD WHEN, AS AND IF ISSUED.  THE
ISSUING  ENTITY IS NOT OBLIGATED TO ISSUE SUCH  CERTIFICATES  OR ANY SIMILAR  SECURITY AND THE
UNDERWRITER'S  OBLIGATION TO DELIVER SUCH  CERTIFICATES IS SUBJECT TO THE TERMS AND CONDITIONS
OF  THE  UNDERWRITING  AGREEMENT  WITH  THE  ISSUING  ENTITY  AND  THE  AVAILABILITY  OF  SUCH
CERTIFICATES  WHEN,  AS AND IF ISSUED BY THE ISSUING  ENTITY.  YOU ARE ADVISED  THAT THE TERMS
OF THE OFFERED  CERTIFICATES,  AND THE CHARACTERISTICS OF THE MORTGAGE LOAN POOL BACKING THEM,
MAY CHANGE (DUE,  AMONG OTHER THINGS,  TO THE  POSSIBILITY  THAT MORTGAGE  LOANS THAT COMPRISE
THE POOL MAY BECOME  DELINQUENT  OR  DEFAULTED  OR MAY BE REMOVED OR REPLACED AND THAT SIMILAR
OR  DIFFERENT  MORTGAGE  LOANS  MAY BE ADDED TO THE  POOL,  AND  THAT ONE OR MORE  CLASSES  OF
CERTIFICATES  MAY BE  SPLIT,  COMBINED  OR  ELIMINATED),  AT ANY  TIME  PRIOR TO  ISSUANCE  OR
AVAILABILITY  OF A FINAL  PROSPECTUS.  YOU ARE  ADVISED  THAT  CERTIFICATES  MAY NOT BE ISSUED
THAT HAVE THE CHARACTERISTICS  DESCRIBED IN THESE MATERIALS.  THE UNDERWRITER'S  OBLIGATION TO
SELL SUCH  CERTIFICATES  TO YOU IS CONDITIONED ON THE MORTGAGE LOANS AND  CERTIFICATES  HAVING
THE  CHARACTERISTICS  DESCRIBED IN THESE MATERIALS.  IF FOR ANY REASON THE ISSUING ENTITY DOES
NOT DELIVER  SUCH  CERTIFICATES,  THE  UNDERWRITER  WILL  NOTIFY YOU,  AND NEITHER THE ISSUING
ENTITY NOR ANY  UNDERWRITER  WILL HAVE ANY  OBLIGATION TO YOU TO DELIVER ALL OR ANY PORTION OF
THE  CERTIFICATES  WHICH YOU HAVE  COMMITTED TO PURCHASE,  AND NONE OF THE ISSUING  ENTITY NOR
ANY  UNDERWRITER  WILL BE LIABLE FOR ANY COSTS OR DAMAGES  WHATSOEVER  ARISING FROM OR RELATED
TO SUCH NON-DELIVERY.

NEITHER THE ISSUING ENTITY OF THE  CERTIFICATES OR ANY OF ITS AFFILIATES  PREPARED,  PROVIDED,
APPROVED OR VERIFIED ANY  STATISTICAL  OR NUMERICAL  INFORMATION  PRESENTED  HEREIN,  ALTHOUGH
THAT  INFORMATION  MAY BE BASED IN PART ON LOAN LEVEL DATA  PROVIDED BY THE ISSUING  ENTITY OR
ITS AFFILIATES.

RISK FACTORS

The offered  certificates are not suitable investments for all investors.  In particular,  you should not purchase any class of offered  certificates  unless you understand the  prepayment, credit,  liquidity and market risks associated with that class.  The offered  certificates are complex  securities.  You  should  possess,  either  alone  or  together  with  an  investment advisor,  the expertise  necessary to evaluate the  information  contained in this term sheet, the term sheet  supplement  and the related base  prospectus for the offered  certificates  in the  context  of your  financial  situation  and  tolerance  for risk.  You  should  carefully consider,  among other  things,  all of the  applicable  risk factors in  connection  with the purchase  of any class of the  offered  certificates  listed  in the  section  entitled  "Risk
Factors" in the term sheet supplement.

                                          OFFERED CERTIFICATES
----------------------------------------------------------------------------------------------------------
---------- ----------------- -------------------- ---------------------- ---------------------------------
  CLASS      PASS-THROUGH          INITIAL               INITIAL                   DESIGNATIONS
                                                         RATING
                                                   (FITCH/MOODY'S/S&P)
                 RATE         PRINCIPAL BALANCE            (1)
---------- ----------------- -------------------- ---------------------- ---------------------------------
---------------------------- -------------------- ---------------------- ---------------------------------
CLASS A SENIOR
CERTIFICATES:
---------------------------- -------------------- ---------------------- ---------------------------------
---------- ----------------- -------------------- ---------------------- ---------------------------------
A-1             6.00%                175,000,000       AAA/Aaa/AAA              Senior/Fixed Rate
---------- ----------------- -------------------- ---------------------- ---------------------------------
---------- ----------------- -------------------- ---------------------- ---------------------------------
A-2             6.00%                 56,304,000       AAA/Aaa/AAA          Senior/Lockout/Fixed Rate
---------- ----------------- -------------------- ---------------------- ---------------------------------
---------- ----------------- -------------------- ---------------------- ---------------------------------
A-3             6.00%                 75,009,000       AAA/Aaa/AAA              Senior/Fixed Rate
---------- ----------------- -------------------- ---------------------- ---------------------------------
---------- ----------------- -------------------- ---------------------- ---------------------------------
A-4        Adjustable Rate           193,750,000       AAA/Aaa/AAA        Senior/Floater/Adjustable Rate
---------- ----------------- -------------------- ---------------------- ---------------------------------
---------- ----------------- -------------------- ---------------------- ---------------------------------
A-5        Adjustable Rate                     0       AAA/Aaa/AAA        Senior/Inverse Floater/Interest
                                                                                Only/Adjustable Rate
---------- ----------------- -------------------- ---------------------- ---------------------------------
---------- ----------------- -------------------- ---------------------- ---------------------------------
A-P             0.00%                    894,615       AAA/Aaa/AAA             Senior/Principal Only
---------- ----------------- -------------------- ---------------------- ---------------------------------
---------- ----------------- -------------------- ---------------------- ---------------------------------
A-V         Variable Rate                      0       AAA/Aaa/AAA       Senior/Interest Only/Variable Rate
---------- ----------------- -------------------- ---------------------- ---------------------------------
---------------------------- -------------------- ---------------------- ---------------------------------
TOTAL CLASS A CERTIFICATES:     500,957,615
---------------------------- -------------------- ---------------------- ---------------------------------
---------------------------- -------------------- ---------------------- ---------------------------------
CLASS R SENIOR
CERTIFICATES:
---------------------------- -------------------- ---------------------- ---------------------------------
---------- ----------------- -------------------- ---------------------- ---------------------------------
R-I             6.00%                        100       AAA/Aaa/AAA           Senior/Residual/Fixed Rate
---------- ----------------- -------------------- ---------------------- ---------------------------------
---------- ----------------- -------------------- ---------------------- ---------------------------------
R-II            6.00%                        100       AAA/Aaa/AAA           Senior/Residual/Fixed Rate
---------- ----------------- -------------------- ---------------------- ---------------------------------
---------------------------- -------------------- ---------------------- ---------------------------------
TOTAL SENIOR CERTIFICATES:          500,957,815
---------------------------- -------------------- ---------------------- ---------------------------------

CLASS A-4 CERTIFICATES AND CLASS A-5 CERTIFICATES:

-------------------- ---------- ------------------- --------------------- --------------------------------
 ADJUSTABLE RATES:    INITIAL        FORMULA              MAXIMUM                     MINIMUM
-------------------- ---------- ------------------- --------------------- --------------------------------
-------------------- ---------- ------------------- --------------------- --------------------------------
Class A-4              5.50%         LIBOR + 0.40%     Subject to the                  0.40%
                                                    available funds cap
-------------------- ---------- ------------------- --------------------- --------------------------------
-------------------- ---------- ------------------- --------------------- --------------------------------
Class A-5              0.50%         5.60% - LIBOR         5.60%                       0.00%
-------------------- ---------- ------------------- --------------------- --------------------------------

        From the distribution date in July 2006 through and including the distribution date in August 2010, the holders of the Class A-4 Certificates will be entitled to receive amounts payable under the yield maintenance agreement, if any. See "Description of the
Certificates--The Yield Maintenance Agreement" in this prospectus supplement.

        The Class A-5 Certificates do not have a certificate principal balance. For the purpose of calculating interest payments, interest on the Class A-5 Certificates will accrue on a notional amount equal to the certificate principal balance of the Class A-4
Certificates immediately prior to the related distribution date, which is initially equal to
$193,750,000.

CLASS A-V CERTIFICATES:
        Variable Rate: The interest rate payable with respect to the Class A-V Certificates varies according to the weighted average of the excess of the mortgage rate on each mortgage loan, net of the applicable servicing fee rate and subservicing fee rate, over 6.00%. On each monthly distribution date, holders of Class A-V Certificates will be entitled to receive interest at a rate equal to the current weighted average of the mortgage rates on the mortgage loans minus the applicable servicing fee rate, subservicing fee rate and 6.00%, provided that the interest rate will not be less than zero.

        The Class A-V Certificates do not have a principal balance. For the purpose of calculating interest payments, interest will accrue on a notional amount equal to the aggregate stated principal balance of the mortgage loans, which is initially equal to approximately $537,508,457. The stated principal balance of any mortgage loan as of any date is equal to its scheduled principal balance as of the cut-off date, reduced by all principal payments received with respect to such mortgage loan that have been previously distributed to certificateholders and any losses realized with respect to such mortgage loan that have been previously allocated to certificateholders. In addition, if a mortgage loan has been modified the stated principal balance would be increased by the amount of any interest or other amounts owing on the mortgage loan that have been capitalized in connection with such modification.

PRINCIPAL DISTRIBUTIONS ON THE SENIOR CERTIFICATES

The holders of the Senior Certificates, other than the Interest Only Certificates, which are not entitled to distributions of principal, will be entitled to receive on each distribution date, in the priority described in this prospectus supplement and to the extent of the portion of the Available Distribution Amount remaining after the distribution of the Senior
Interest Distribution Amount, a distribution allocable to principal equal to the sum of the
Senior Principal Distribution Amount and the Class A-P Principal Distribution Amount.

After the distribution of the Senior Interest Distribution Amount, distributions of principal on the Senior Certificates on each distribution date will be made as follows:

(a) Prior to the occurrence of the Credit Support Depletion Date:

        (i) the Class A-P Principal Distribution Amount shall be distributed to the Class A-P
Certificates, until the Certificate Principal Balance of the Class A-P Certificates has been reduced to zero;

        (ii) the Senior Principal Distribution Amount shall be distributed in the following manner and priority:

        (A) first, to the Class R-I Certificates and Class R-II Certificates, on a pro rata basis in accordance with their respective Certificate Principal Balances, until the
Certificate Principal Balances thereof have been reduced to zero;

        (B) second, the balance of the Senior Principal Distribution Amount remaining after the distributions, if any, described in clause (a)(ii)(A) above shall be distributed to the
Lockout Certificates, until the Certificate Principal Balance of the Lockout Certificates
has been reduced to zero, in an amount equal to the Lockout Percentage of the aggregate of the collections described in clauses (i), (ii), (iii), (iv) and (v) (net of amounts set forth in clause (vi)) of the definition of the Senior Principal Distribution Amount, after application of the Senior Percentage or the Senior Accelerated Distribution Percentage;
provided, however, that if the aggregate of the amounts set forth in clauses (i), (ii),
(iii), (iv) and (v) (net of amounts set forth in clause (vi)) of the definition of Senior
Principal Distribution Amount is more than the balance of the Available Distribution Amount remaining after the Senior Interest Distribution Amount and the Class A-P Principal
Distribution Amount have been distributed, the amount paid to the Lockout Certificates pursuant to this clause (a)(ii)(B) shall be reduced by an amount equal to the Lockout
Certificates' pro rata share (based on the Certificate Principal Balance of the Lockout
Certificates relative to the aggregate Certificate Principal Balance of the Senior
Certificates (other than the Class A-P Certificates)) of such difference;

        (C) third, the balance of the Senior Principal Distribution Amount remaining after the distributions, if any, described in clause (a)(ii)(B) above shall be distributed, on each distribution date on or after the distribution date in June 2007, to the Class A-1
Certificates and Class A-2 Certificates, sequentially, in that order, an aggregate amount up to $1,812,500, in each case until the Certificate Principal Balance thereof has been reduced to zero; and

        (D) fourth, the balance of the Senior Principal Distribution Amount remaining after the distributions, if any, described in clause (a)(ii)(C) above shall be distributed to the
Class A-4, Class A-1, Class A-2 and Class A-3 Certificates, sequentially, in that order, in each case until the Certificate Principal Balance thereof has been reduced to zero.; S-57

        (b) On or after the occurrence of the Credit Support Depletion Date, all priorities relating to distributions as described in clause (a) above relating to principal among the
Senior Certificates will be
disregarded. Instead, an amount equal to the Class A-P Principal Distribution Amount will be distributed to the Class A-P Certificates, and then the Senior Principal Distribution Amount will be distributed to the Senior Certificates remaining, other than the Class A-P
Certificates, pro rata in accordance with their respective outstanding Certificate Principal
Balances.

        (c) After reduction of the Certificate Principal Balances of the Senior Certificates,
other than the Class A-P Certificates, to zero but prior to the Credit Support Depletion
Date, the Senior Certificates, other than the Class A-P Certificates, will be entitled to no further distributions of principal and the Available Distribution Amount will be paid solely to the holders of the Class A-P, Variable Strip, Class M and Class B Certificates, in each case as described in this prospectus supplement.